Exhibit 23.2

Consent of Independent Auditor

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated April 21, 2025, with respect to the consolidated financial statements of ENvue Medical Holdings LLC (formerly Envizion Medical Holding Corp.) included in the Amendment No. 4 to the Registration Statement (Form S-1) (File No. 333-284973) and related Prospectus of NanoVibronix, Inc. for the registration of its Series G Convertible Preferred Stock and Warrants and shares of Common Stock underlying such securities.

/s/ KOST FORER GABBAY & KASIERER

A Member of Ernst & Young Global

Tel Aviv, Israel

May 14, 2025